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Exhibit 99.1

The Petrohawk Press Release Dated November 30, 2004.

FOR IMMEDIATE RELEASE

PETROHAWK ENERGY CORPORATION
ANNOUNCES 2005 OPERATING OUTLOOK
AND $60 MILLION CAPITAL EXPENDITURE PROGRAM

HOUSTON, November 30, 2004—Petrohawk Energy Corporation ("Petrohawk" or the "Company") (NASDAQ: HAWK) today announced its current production, operating cost and capital expenditure outlook for fiscal year 2005. The following table presents expected ranges for those items:

Full Year 2005 Estimated Daily Production:
Oil (Bbls)	2,600-2,700
Natural Gas (Mmcf)	45.0-54.7
Natural Gas Equivalent (Mmcfe)	60.6-70.9
Daily Natural Gas Equivalent Midpoint (Mmcfe)	65.8
Annual Natural Gas Equivalent Midpoint (Bcfe)	24.0
Estimated Operating Costs ($/Mcfe):
Lease Operating Expense	$0.73-$0.79
Production, Severance and Ad Valorem Taxes	$0.40-$0.43
Gathering, Transportation and Other	$0.07-$0.10
General and Administrative	$0.36-$0.45
Estimated Capital Expenditures ($millions)
Land and Seismic	$3.0
Development	42.0
Exploration	15.0

Total	$60.0

Approximately $46 million will be directed toward the recently-acquired Wynn-Crosby properties and $14 million to the existing Petrohawk properties.

Hedging Activities

To date, the Company has executed hedges, in the form of costless collars and swaps, on the following production volumes:

Natural Gas (Mmbtu)	2005	2006	2007	2008
Production Hedged (Collars)	21,534	18,082	7,890	9,863
Production Hedged (Swaps)	2,433	—	3,288	—

Average Daily Production Hedged	23,967	18,082	11,178	9,863
Average Floor Price	$6.13	$5.64	$5.30	$5.05
Average Ceiling Price	$9.18	$9.19	$7.12	$6.53
Average Swap Price	$4.08	—	$6.06	—
Oil (Bbls)	2005	2006	2007	2008
Production Hedged (Collars)	1,348	1,118	658	164
Production Hedged (Swaps)	41	—	—	395

Average Daily Production Hedged	1,389	1,118	658	559
Average Floor Price	$42.39	$40.00	$35.30	$34.00
Average Ceiling Price	$55.29	$48.89	$43.97	$45.30
Average Swap Price	$32.31	—	—	$38.10

Management Comment

"2004 has been an exciting year for Petrohawk Energy and we look forward to 2005. Our most recent transaction provides us with a stable platform for continued growth," said President and Chief Executive Officer Floyd C. Wilson. "Our outlook includes an accelerated development program of proved reserves, a meaningful exposure to exploration upside and the continued search for accretive acquisitions."

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, Arkoma, Permian and Gulf Coast regions. For more information please contact Shane M. Bayless at (832) 204-2727 or sbayless@petrohawk.com; or contact Joan Dunlap at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995, estimates of future production, statements regarding business plans for drilling and exploration expenditures, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions or statements about future events or performance (often, but not always, using words such as "expects", "anticipates", "plans", "estimates", or "intends", or stating that certain actions, events or results "may", or "will" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: risks related to the integration of the purchased assets into the Company's current business, the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company's operations or financial results are included in the Company's other reports on file with the United States Securities and Exchange Commission. Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Cautionary Note to U.S. Investors

In its filings with the Securities and Exchange Commission, Petrohawk is permitted to disclose only proved reserves that it has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Petrohawk uses certain terms in this press release, such as "probable", "possible" or "potential" in relation to reserves that the SEC's guidelines strictly prohibit it from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of the Company not actually realizing them. Investors are urged to closely consider Petrohawk's disclosure of its proved reserves, along with certain risks and uncertainties inherent in its business, set forth in its filings with the SEC.

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  Exhibit 99.1